AMENDMENT NO. 8

TO

STANDARD TERMS AND CONDITIONS OF TRUST

DATED AS OF APRIL 1, 1995

AND EFFECTIVE APRIL 27, 1995

As Amended

FOR

SPDR® S&P MIDCAP 400 SM ETF TRUST

(“SPDR MIDCAP 400 TRUST”)

AND

ANY SUBSEQUENT AND SIMILAR

SERIES OF THE

SPDR MIDCAP 400 Trust

BETWEEN

PDR SERVICES LLC

AS SPONSOR

AND

THE BANK OF NEW YORK MELLON

(formerly, the Bank of New York)

AS TRUSTEE

DATED AS OF December 19, 2019

This Amendment No. 8 (the “Amendment Agreement”) dated as of December 19, 2019 between PDR Services LLC, as sponsor (the “Sponsor”), and The Bank of New York Mellon, as trustee (the “Trustee”), amends the document entitled “STANDARD TERMS AND CONDITIONS OF TRUST DATED AS OF APRIL 1, 1995 AND EFFECTIVE APRIL 27, 1995 FOR SPDR® S&P MIDCAP 400 ETF TRUST (“SPDR MIDCAP 400 TRUST”) AND SUBSEQUENT AND SIMILAR SERIES OF SPDR MIDCAP 400 TRUST BETWEEN PDR SERVICES LLC, AS SPONSOR AND THE BANK OF NEW YORK MELLON AS TRUSTEE”, as amended (hereinafter referred to as “Standard Terms”).

WITNESSETH THAT:

WHEREAS, the parties hereto have entered into the Standard Terms to facilitate the creation of the SPDR MidCap 400 Trust; and

WHEREAS Section 10.01(a)(1) of the Standard Terms authorizes the Trust’s Sponsor and Trustee to amend the Standard Terms, without the consent of the Beneficial Owners, “to make such other provisions in regard to matters or questions arising thereunder as will not adversely affect the interests of Beneficial Owners”; and

WHEREAS the Trust’s Sponsor and Trustee have entered into seven prior amendments to the Standard Terms, dated as of December 29, 1995, September 1, 1997, January 1, 1999, January 26, 2006, February 1, 2009, January 1, 2010 and August 15, 2017; and

WHEREAS the Sponsor and the Trustee desire to revise the provisions relating to the Trustee’s fee in a manner which potentially reduces the Trustee’s compensation; and

WHEREAS the Sponsor and the Trustee now desire to further amend the Standard Terms as provided herein.

NOW THEREFORE, in consideration of the promises and of the mutual agreements contained herein, the Sponsor and the Trustee agree as follows, effective as of February 1, 2020:

1.	The seventh paragraph of Section 3.04, “Certain Deductions and Distributions,” is amended to read in its entirety as follows:

For services performed under the Trust Agreement, the Trustee shall be paid by the Trust a fee at an annual rate of 08/100 of 1% to 14/100 of 1% of the net asset value of the Trust, as shown below, such percentage amount to vary depending on the net asset value of the Trust. Such compensation shall be computed on each Business Day on the basis of the net asset value of the Trust on such day, and the amount thereof shall be accrued daily and paid monthly. The Trustee shall have the right, in its discretion, to waive all or a portion of such fee.

TRUSTEE FEE SCALE*

Net Asset Value of the Trust	Fee as a Percentage of Net Asset Value of the Trust
0 - $500,000,000	14/100 of 1% per annum*
$500,000,001 - $1,000,000,000	12/100 of 1% per annum*
$1,000,000,001 – 30,000,000,000	10/100 of 1% per annum*
$30,000,000,001 and above	08/100 of 1% per annum*

*	The fee indicated applies to that portion of the net asset value of the Trust which falls in the size category indicated.

2.

Pursuant to Section 10.01 of the Standard Terms, the parties hereby agree that this Amendment No. 8 is made in compliance with the provisions of Section 10.01 thereof and that the parties hereto have determined in good faith that the amendments contained in this Amendment No. 8 will not adversely affect the interests of the Beneficial Owners.

3.

Pursuant to Section 10.01 of the Standard Terms, the Trustee agrees that it shall promptly furnish each DTC Participant with sufficient copies of a written notice of the substance of the terms of this Amendment No. 8 for transmittal by each such DTC Participant to the Beneficial Owners of the Trust.

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4.

Except as amended hereby, the Standard Terms as now in effect are in all respects ratified and confirmed hereby. This Amendment No. 8 and all of its provisions shall be deemed to be a part of the Standard Terms, and the Standard Terms, as amended hereby and previously amended, are incorporated in and amend the Trust Indenture and Agreement dated April 27, 1995, as previously amended by the Amendment dated as of September 1, 1997 referred to in the third recital paragraph.

5.

This Amendment No. 8 may be executed in any number of counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute but one and the same Amendment No. 8. Each of the parties hereto acknowledges having received an executed counterpart of this Amendment No. 8. Facsimile and PDF or other similar format signatures shall be acceptable and binding.

[Signature Page Follows]

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PDR SERVICES LLC, as Sponsor

By:	/s/ Douglas Yones
	Name:	Douglas Yones
	Title:	Head of Exchange-Traded Products

ATTEST:
TITLE:

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Patrick Griffin
Name: Patrick Griffin
Title: Vice President

ATTEST: John Silano
TITLE: Director

STATE OF NEW YORK	)
ss.:
COUNTY OF NEW YORK	)

On this 18th day of December in the year 2019, before me personally appeared Douglas Yones, to me known, who, being by me duly sworn, did depose and say that he is the Head of Exchange-Traded Products of PDR Services LLC, the limited liability company described in and which executed the above instrument; and that he signed his name thereto by like authority.

/s/ Amy Mauro
Notary Public

(Notarial Seal)	AMY MAURO
Notary Public: State of New York
No. 01MA6262613
Qualified in Westchester County
Commission Expires May 29, 2020

STATE OF NEW YORK	)
ss.:
COUNTY OF NEW YORK	)

On this 6th day of January in the year 2020, before me personally appeared Patrick Griffin to me known, who, being by me duly sworn, did depose and say that he is Vice President of The Bank of New York Mellon, the bank and trust company described in and which executed the above instrument; and that he signed his name thereto by authority of the board of directors of said bank and trust company.

/s/ Stephan F. Lappert
Notary Public

(Notarial Seal)

Stephan F. Lappert Notary Public, State of New York No. 02LA4872891 Qualified in Kings County Commission Expires Sept. 15, 2022